Exhibit 99.1
Section 2: EX-99.1

LIVE OAK BANCSHARES, INC. REPORTS SECOND QUARTER 2016 RESULTS
Wilmington, NC, July 27, 2016 – Live Oak Bancshares, Inc. (Nasdaq: LOB) (“Live Oak” or “the Company”) today reported second quarter net earnings available to common shareholders of $123 thousand, or $0.00 per diluted share, compared to $3.9 million, or $0.13 per diluted share for the second quarter of 2015. The second quarter of 2016 included an incremental loan loss provision of $4.0 million, or $0.07 per diluted share, related to a strategic reclassification of $318.8 million in unguaranteed loans from held for sale to held for investment and $2.2 million, or $0.04 per diluted share, in stock based compensation expense related to restricted stock awards with an effective grant date of May 24, 2016 for key employee retention, as discussed in Note 10 of our March 31, 2016 Form 10-Q.
“Our business model is firing on all cylinders. We produced a record level of loan originations in the second quarter, up nearly 30% from a year ago. Growth is coming from both the older and newer industry verticals we focus on. We expect to comfortably exceed our targeted level of origination volumes for the full year. We continue to evolve the Live Oak franchise in pursuit of superior long term performance. Our recent success in significantly growing deposits in conjunction with our ample capital and cash position has allowed us to proceed with executing our strategic objective to retain more loans on the balance sheet as we’ve done this quarter. This will serve to accelerate growth in recurring revenues while reducing our exposure to market-related volatility,” said James S. Mahan, III, Chief Executive Officer of Live Oak.
Second Quarter 2016 Key Measures

(Dollars in thousands)			Increase (Decrease)
	Q2 2016	Q2 2015	Dollars	Percent	Q1 2016
Loan production:
Loans originated	$356,865	$276,822	$80,043	29%	$284,530
% Fully funded	40.2%	38.8%	n/a	n/a	40.1%
Loan sales:
Guaranteed loans sold	$135,555	$137,134	$(1,579)	(1)%	$155,643
Net gains on sales of loans	14,555	15,719	(1,164)	(7)	16,425
Average net gain on sale of loans, per million sold	107.37	114.63	(7.26)	(6)	105.53
Net interest and servicing revenues	14,998	9,303	5,695	61	13,493
Net income attributable to Live Oak Bancshares, Inc.	123	3,935	(3,812)	(97)	4,691
Diluted earnings per share	0.00	0.13	(0.13)	n/a	0.13
Non-GAAP net income (1)	3,883	3,935	(52)	(1)	4,691
Non-GAAP diluted earnings per share (1)	0.11	0.13	(0.02)	(15)	0.13
(1) See accompanying GAAP to Non-GAAP Reconciliation.

Strategic Repositioning
The Company has implemented new policies designed to accelerate the ongoing growth of recurring revenues and reduce the market-related volatility of its revenue streams by increasing the level of loans retained on the balance sheet. Consequently, during the second quarter of 2016 the Company transferred $318.8 million in unguaranteed loans from being classified as held for sale to held for investment. Timing of the transfer was largely influenced by the intent and ability to retain quality credits with higher long term yields . Beginning in the third quarter, the Company also expects to retain a portion of its guaranteed loans where expectation for lifecycle revenues exceeds that of the sale alternative.
Net Interest Income
Net interest income for the second quarter of 2016 increased to $9.9 million compared to $5.4 million for the second quarter of 2015. The increase was driven by the significant growth in the combined held for sale and held for investment loan portfolios attributable to steadily rising loan originations and longer retention periods for certain loan types. The growth in net interest income also reflected a higher net interest margin which rose from 2.94% for the second quarter of 2015 to 3.26% for the second quarter of 2016, which benefited from higher loan rates along with reduced levels of higher-cost long term borrowings that were paid off during the third and fourth quarters of 2015. The decline from the first quarter 2016 margin of 3.52% was principally due to the large increase in interest-bearing deposits in the second quarter, following ongoing successful deposit gathering campaigns. This sustained deposit growth facilitates the Company's ability to retain more loans on the balance sheet and further grow net interest income.
Provision for loan losses
The provision for loan losses for the second quarter of 2016 increased to $3.5 million compared to $1.4 million for the first quarter of 2016 and $50 thousand for the second quarter of 2015. Upon transfer from held for sale classification, loans held for investment become subject to the allowance for loan loss review process. As a result of this process, the above mentioned $318.8 million loan reclassification necessitated a $4.0 million increase in the provision for loan losses during the second quarter of 2016.
During the second quarter of 2016, the Company also implemented enhancements to the methodology for estimating the allowance for loan losses, including refinements to the measurement of qualitative factors in the estimation process. Management believes these enhancements will improve the precision of the process for estimating the allowance. The Company estimates that these revisions to the allowance methodology resulted in an approximately $390 thousand reduction in the provision for loan losses during the second quarter of 2016.
Noninterest Income
Noninterest income for the second quarter of 2016 totaled $19.3 million, compared to $18.1 million for the second quarter of 2015. Driving this increase were higher servicing revenues of $1.2 million combined with lower valuation expense adjustments to the servicing asset of $494 thousand. Net gains on sales of loans for the second quarter of 2016 totaled $14.6 million compared to $15.7 million for the second quarter of 2015 and $16.4 million for the first quarter of 2016. The decline in net gains on sales of loans in the second quarter of 2016 was principally related to the timing of settlements on contracted loan sales.
Noninterest Expense
Noninterest expense for the second quarter of 2016 was $25.1 million compared to $16.8 million for the second quarter of 2015. Salaries and employee benefits increased to $15.4 million from $9.3 million for the second quarter of 2015, as a result of increased staffing to support growing loan demand and multiple new initiatives of the Company, and $2.2 million in stock based compensation expense related to restricted stock awards with an effective grant date of May 24, 2016 for key employee retention, as discussed in Note 10 of our March 31, 2016 Form 10-Q. Total stock based compensation expense in the second quarter of 2016 was $2.9 million compared to $659 thousand for the first quarter of 2016 and $184 thousand for the second quarter of 2015. Data processing expense increased $682 thousand compared to the second quarter of 2015, related to growth in the Company’s loan and deposit portfolios and the development of an expanded deposit platform.
Loans and Asset Quality
The increase in the held for investment portfolio and decrease in the held for sale portfolio in the second quarter is principally the result of the aforementioned reclassification of $318.8 million of unguaranteed loans. Net loans held for investment increased $373.2 million, or 122.4%, to $678.2 million at June 30, 2016, from $305.0 million at March 31, 2016. Loans held for sale decreased $208.1 million, or 38.7%, to $329.2 million at June 30, 2016, from $537.3 million at March 31, 2016. Strong growth in loan origination activities further enhanced the increase in loans held for investment from the reclassification of unguaranteed loans while at the same time significantly offset the reduction in loans held for sale from the same reclassification. Loans held for sale are largely influenced by multi-advancing loans that are expected to be sold in the secondary market when fully funded. The combined total loan portfolio of $1.02 billion at June 30, 2016, rose by 71.6% above its level a year ago. The combined total loan portfolio at June 30, 2016 and March 31, 2016, of $1.02 billion and $850.9 million were comprised of approximately 64.9% and 68.2% of unguaranteed loans, respectively.
Average loans were $939.1 million during the second quarter of 2016 compared to $825.7 million during the first quarter of 2016.
The allowance for loan losses increased $3.7 million, or 42.9%, to $12.3 million at June 30, 2016, from $8.6 million at March 31, 2016. The increase in the allowance for loan losses was largely attributable to the above mentioned reclassification of unguaranteed loans from held for sale to held for investment during the second quarter of 2016 combined with continued growth in the loan portfolio, partially offset by positive credit conditions outlined below. By transferring a pool of performing unguaranteed credits into the held for investment portfolio, the allowance for loan losses as a percentage of total loans held for investment declined from 2.75% at March 31, 2016 to 1.78% at June 30, 2016.
Credit quality remained relatively stable as the unguaranteed exposure of nonperforming loans decreased to $2.2 million at June 30, 2016, from $2.4 million at March 31, 2016. Total nonperforming loans decreased to $12.9 million from $14.8 million at the end of the prior quarter.
Net charge-offs (recoveries) amounted to $(240) thousand in the second quarter of 2016 compared to $232 thousand in the first quarter of 2016. Net charge-offs (recoveries) as a percentage of average loans held for investment on an annualized basis were (0.18%) for the second quarter of 2016 compared to 0.30% for the first quarter of 2016.
Foreclosed assets decreased $49 thousand to $3.0 million at June 30, 2016 from March 31, 2016. Of this decrease, $5 thousand was associated with foreclosed assets relating to portions of loans not guaranteed by the Small Business Administration.
Deposits
Total deposits increased significantly by $125.3 million, or 12.3%, to $1.14 billion at June 30, 2016, compared to $1.02 billion at March 31, 2016, following successful deposit gathering campaigns. Average total deposits for the second quarter of 2016 increased $222.6 million, or 25.9%, to $1.08 billion, compared to $860.2 million for the first quarter of 2016. The ratio of average total loans to average deposits was 86.7% for the second quarter of 2016, compared to 96.0% for the first quarter of 2016.
Conference Call
Live Oak will host a conference call to discuss second quarter results at 9:00 a.m. ET tomorrow morning (July 28, 2016). Media representatives, analysts and the public are invited to listen to this discussion by calling (844) 743-2494 (domestic) or (661) 378-9528 (international) with conference ID 46727674. A live webcast of the conference call along with presentation materials referenced during the conference call will be available on the Investor Relations page of the Company’s website at http://investor.liveoakbank.com. After the conference call, a replay will be available until 5:00 p.m. ET August 26, 2016, and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international).
Important Note Regarding Forward-Looking Statements
Statements in this press release that are based on other than historical data or that express the Company’s plans or expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include changes in Small Business Administration (“SBA”) rules, regulations or loan products, including the Section 7(a) program, changes in SBA standard operating procedures or changes in Live Oak Banking Company's status as an SBA Preferred Lender; a reduction in or the termination of the Company's ability to use the technology-based platform that is critical to the success of its business model, including a failure in or a breach of operational or security systems; competition from other lenders; the Company's ability to attract and retain key personnel; market and economic conditions and the associated impact on the Company; operational, liquidity and credit risks associated with the Company's business; the impact of heightened regulatory scrutiny of financial products and services and the Company's ability to comply with regulatory requirements and expectations; and the other factors discussed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet site (http://www.sec.gov). Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Live Oak Bancshares, Inc.
Live Oak Bancshares, Inc. (Nasdaq: LOB) is the parent company and registered bank holding company of Live Oak Banking Company, a national online platform for small business lending.
Contacts:
Brett Caines | CFO | Investor Relations | 910.796.1645 & Micah Davis | Marketing Director | Media Relations | 910.550.2255

Live Oak Bancshares, Inc.
Quarterly Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three months ended
	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Interest income
Loans and fees on loans	$12,902	$11,005	$10,474	$8,728	$7,408
Investment securities, taxable	252	251	224	211	200
Other interest earning assets	248	138	80	84	70
Total interest income	13,402	11,394	10,778	9,023	7,678
Interest expense
Deposits	3,243	2,444	2,105	1,997	1,801
Borrowings	242	241	203	395	444
Total interest expense	3,485	2,685	2,308	2,392	2,245
Net interest income	9,917	8,709	8,470	6,631	5,433
Provision for loan losses	3,453	1,433	1,467	1,212	50
Net interest income after provision for loan losses	6,464	7,276	7,003	5,419	5,383
Noninterest income
Loan servicing revenue	5,081	4,784	4,404	4,216	3,870
Loan servicing asset revaluation	(1,604)	(26)	(1,996)	(2,650)	(2,098)
Net gains on sales of loans	14,555	16,425	20,781	15,424	15,719
Gain on sale of securities available-for-sale	—	—	1	12	—
Construction supervision fee income	667	630	745	344	317
Other noninterest income	649	619	433	424	327
Total noninterest income	19,348	22,432	24,368	17,770	18,135
Noninterest expense
Salaries and employee benefits	15,411	12,993	12,700	9,949	9,319
Travel expense	2,330	1,846	1,465	2,200	2,238
Professional services expense	910	528	752	493	548
Advertising and marketing expense	1,365	963	1,156	1,051	1,118
Occupancy expense	1,055	1,193	1,555	703	736
Data processing expense	1,404	1,208	1,195	773	722
Equipment expense	534	551	646	642	388
Other loan origination and maintenance expense	621	574	685	673	234
Other expense	1,502	1,855	1,979	1,579	1,514
Total noninterest expense	25,132	21,711	22,133	18,063	16,817
Income before taxes	680	7,997	9,238	5,126	6,701
Income tax expense	557	3,314	3,523	2,228	2,766
Net income	123	4,683	5,715	2,898	3,935
Net loss attributable to noncontrolling interest	—	8	1	3	—
Net income attributable to Live Oak Bancshares, Inc.	$123	$4,691	$5,716	$2,901	$3,935
Earnings per share
Basic	$0.00	$0.14	$0.17	$0.09	$0.14
Diluted	$0.00	$0.13	$0.16	$0.09	$0.13
Weighted average shares outstanding
Basic	34,189,217	34,176,753	34,169,855	32,824,587	28,636,182
Diluted	35,206,125	34,954,592	35,079,486	33,917,282	29,498,399

Live Oak Bancshares, Inc.
Quarterly Balance Sheets (unaudited)
(Dollars in thousands)

	As of the quarter ended
	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Assets
Cash and due from banks	$175,506	$226,556	$102,607	$129,881	$131,487
Certificates of deposit with other banks	8,500	9,000	10,250	10,000	10,000
Investment securities available-for-sale	66,804	55,674	53,762	51,628	50,719
Loans held for sale	329,206	537,293	480,619	443,871	356,481
Loans held for investment	690,517	313,633	279,969	259,552	237,612
Allowance for loan losses	(12,309)	(8,616)	(7,415)	(6,153)	(5,183)
Net loans	678,208	305,017	272,554	253,399	232,429
Premises and equipment, net	61,064	61,839	62,653	62,641	57,310
Foreclosed assets	2,971	3,020	2,666	1,258	747
Servicing assets	48,454	47,377	44,230	40,590	39,983
Other assets	24,591	22,765	23,281	19,498	20,259
Total assets	$1,395,304	$1,268,541	$1,052,622	$1,012,766	$899,415
Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$22,942	$21,125	$21,502	$20,420	$15,756
Interest-bearing	1,117,855	994,340	783,286	742,208	711,590
Total deposits	1,140,797	1,015,465	804,788	762,628	727,346
Long term borrowings	28,173	28,271	28,375	42,079	54,490
Other liabilities	18,984	20,372	19,971	13,963	14,198
Total liabilities	1,187,954	1,064,108	853,134	818,670	796,034
Shareholders’ equity
Non-cumulative perpetual preferred stock (Series A), no shares authorized, issued or outstanding at June 30, 2016, March 31, 2016 and December 31, 2015, 6,800 shares authorized, issued and outstanding for other periods presented	—	—	—	—	—
Preferred stock, no par value, 1,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Class A common stock (voting)	141,181	138,199	137,492	136,852	49,122
Class B common stock (non-voting)	50,015	50,015	50,015	50,015	50,015
Retained earnings	15,928	16,147	12,140	7,108	4,206
Accumulated other comprehensive income (loss)	201	47	(192)	87	1
Total shareholders’ equity attributed to Live Oak Bancshares, Inc.	207,325	204,408	199,455	194,062	103,344
Noncontrolling interest	25	25	33	34	37
Total equity	207,350	204,433	199,488	194,096	103,381
Total liabilities and shareholders’ equity	$1,395,304	$1,268,541	$1,052,622	$1,012,766	$899,415

Live Oak Bancshares, Inc.
Quarterly Selected Financial Data
(Dollars in thousands, except per share data)

	As of and for the three months ended
	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Income Statement Data
Net income attributable to Live Oak Bancshares, Inc.	$123	$4,691	$5,716	$2,901	$3,935
Per Common Share
Net income, basic	$0.00	$0.14	$0.17	$0.09	$0.14
Net income, diluted	0.00	0.13	0.16	0.09	0.13
Dividends declared	0.01	0.02	0.01	0.01	0.03
Book value	6.06	5.98	5.84	5.68	3.61
Tangible book value (1)	6.06	5.98	5.84	5.68	3.60
Performance Ratios
Return on average assets (annualized)	0.04%	1.67%	2.18%	1.19%	1.87%
Return on average equity (annualized)	0.24	9.38	11.60	7.15	16.54
Net interest margin	3.26	3.52	3.66	3.11	2.94
Efficiency ratio (1)	85.88	69.72	67.40	74.06	71.36
Noninterest income to total revenue	66.11	72.03	74.21	72.81	76.95
Selected Loan Metrics
Loans originated	$356,865	$284,530	$330,798	$302,962	$276,822
Guaranteed loans sold	135,555	155,643	219,328	147,377	137,134
Average net gain on sale of loans	107.37	105.53	94.75	104.66	114.63
Held for sale guaranteed loans (note amount) (2)	639,356	541,595	497,875	499,303	431,232
Quarterly increase (decrease) in note amount of held for sale guaranteed loans	97,761	42,292	(1,428)	68,071	62,018
Estimated net gain to be recognized on quarterly increase in guaranteed loans held for sale (3)	10,497	4,463	N/A	7,124	7,109
Asset Quality Ratios
Allowance for loan losses to loans held for investment	1.78%	2.75%	2.65%	2.37%	2.18%
Net (recoveries) charge-offs to average loans held for investment	(0.18)	0.30	0.30	0.40	0.17
Nonperforming loans	$12,902	$14,829	$12,367	$18,384	$19,662
Foreclosed assets	2,971	3,020	2,666	1,258	747
Nonperforming loans (unguaranteed exposure)	2,174	2,421	2,037	2,562	3,089
Foreclosed assets (unguaranteed exposure)	433	438	373	48	34
Nonperforming loans not guaranteed by the SBA and foreclosures	2,607	2,859	2,410	2,610	3,123
Nonperforming loans and foreclosures, not guaranteed by the SBA, to total assets	0.19%	0.23%	0.23%	0.26%	0.35%
Capital Ratios
Common equity tier 1 capital (to risk-weighted assets)	18.26%	20.61%	23.22%	24.40%	13.94%
Total capital (to risk-weighted assets)	19.43	21.54	24.12	25.21	14.73
Tier 1 risk based capital (to risk-weighted assets)	18.26	20.61	23.22	24.40	13.94
Tier 1 leverage capital (to average assets)	14.32	17.09	18.36	19.07	10.96
Notes to Quarterly Selected Financial Data
(1) See accompanying GAAP to Non-GAAP Reconciliation.

(2)	Includes the entire note amount, including undisbursed funds for the multi-advance loans.
(3) The estimated revenue from the sale of the quarterly increase in guaranteed loans is based on the average net gain on sale of loans for that quarter.

Live Oak Bancshares, Inc.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands)

	As of and for the three months ended
	2Q 2016	1Q 2016	4Q 2015	3Q 2015	2Q 2015
Total shareholders’ equity	$207,350	$204,433	$199,488	$194,096	$103,381
Less:
Goodwill	—	—	—	—	—
Other intangible assets	—	—	—	103	103
Tangible shareholders’ equity (a)	$207,350	$204,433	$199,488	$193,993	$103,278
Shares outstanding (c)	34,192,382	34,183,878	34,172,899	34,167,500	28,654,860
Total assets	$1,395,304	$1,268,541	$1,052,622	$1,012,766	$899,415
Less:
Goodwill	—	—	—	—	—
Other intangible assets	—	—	—	103	103
Tangible assets (b)	$1,395,304	$1,268,541	$1,052,622	$1,012,663	$899,312
Tangible shareholders’ equity to tangible assets (a/b)	14.86%	16.12%	18.95%	19.16%	11.48%
Tangible book value per share (a/c)	$6.06	$5.98	$5.84	$5.68	$3.60
Efficiency ratio:
Noninterest expense (d)	$25,132	$21,711	$22,133	$18,063	$16,817
Net interest income	9,917	8,709	8,470	6,631	5,433
Noninterest income	19,348	22,432	24,368	17,770	18,135
Less: gain on sale of securities	—	—	1	12	—
Adjusted operating revenue (e)	$29,265	$31,141	$32,837	$24,389	$23,568
Efficiency ratio (d/e)	85.88%	69.72%	67.40%	74.06%	71.36%

Live Oak Bancshares, Inc.
GAAP to Non-GAAP Reconciliation (Continued)
(Dollars in thousands)

	Three months ended			Six months ended
	6/30/2016	3/31/2016	6/30/2015	6/30/2016	6/30/2015
Reconciliation of net income to non-GAAP net income for non-routine income and expenses:
Net income attributable to Live Oak Bancshares, Inc.	$123	$4,691	$3,935	$4,814	$12,008
Gain on sale of investment in non-consolidated affiliate	—	—	—	—	(3,782)
Provision for loans reclassified as held for investment	4,023	—	—	4,023	—
Stock based compensation expense for restricted stock awards with an effective grant date of May 24, 2016, as discussed in Note 10 of our March 31, 2016 Form 10-Q	2,243	—	—	2,243	—
Income tax effects and adjustments for non-GAAP items *	(2,506)	—	—	(2,506)	1,513
Non-GAAP net income	$3,883	$4,691	$3,935	$8,574	$9,739
* Estimated at 40.0%
Non-GAAP earnings per share:
Basic	$0.11	$0.14	$0.14	$0.25	$0.34
Diluted	$0.11	$0.13	$0.13	$0.24	$0.33

Weighted-average shares outstanding:
Basic	34,189,217	34,176,753	28,636,182	34,183,004	28,628,177
Diluted	35,206,125	34,954,592	29,498,399	35,079,660	29,439,822

Reconciliation of financial statement line items as reported to adjusted for non-routine income and expenses:
Noninterest income, as reported	$19,348	$22,432	$18,135	$41,780	$42,190
Gain on sale of investment in non-consolidated affiliate	—	—	—	—	(3,782)
Noninterest income, as adjusted	19,348	22,432	18,135	41,780	38,408

Provision for loan losses, as reported	3,453	1,433	50	4,886	1,127
Provision for loans reclassified as held for investment	(4,023)	—	—	(4,023)	—
Provision for loan losses, as adjusted	(570)	1,433	50	863	1,127

Noninterest expense, as reported	25,132	21,711	16,817	46,843	31,519
Stock based compensation expense	(2,243)	—	—	(2,243)	—
Noninterest expense, as adjusted	22,889	21,711	16,817	44,600	31,519

Income tax expense, as reported	557	3,314	2,766	3,871	8,044
Income tax effects and adjustments for non-recurring income and expenses	(2,506)	—	—	(2,506)	1,513
Income tax (benefit) expense, as adjusted	$(1,949)	$3,314	$2,766	$1,365	$9,557

This press release presents the non-GAAP financial measures previously shown. The adjustments to reconcile from the applicable GAAP financial measure to the non-GAAP financial measures are included where applicable in financial results presented in accordance with GAAP. The Company considers these adjustments to be relevant to ongoing operating results. The Company believes that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or financial position of the Company. The non-GAAP financial measures are used by management to assess the performance of the Company’s business for presentations of Company performance to investors, and for other reasons as may be requested by investors and analysts. The Company further believes that presenting the non-GAAP financial measures will permit investors and analysts to assess the performance of the Company on the same basis as that applied by management. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although non-GAAP financial measures are frequently used by shareholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.